Exhibit 99.1

OPNET Announces Financial Results for the Second Quarter of Fiscal 2013

BETHESDA, MD—October 29, 2012—OPNET Technologies, Inc. (NASDAQ: OPNT), the leading provider of solutions for application and network performance management, today announced that revenue for the second fiscal quarter, ended September 30, 2012, was $47.1 million. GAAP diluted earnings per share for the second quarter of fiscal 2013 were $0.17.

Non-GAAP diluted earnings per share for the second quarter of fiscal 2013 were $0.22. Non-GAAP results exclude the income statement effects of stock-based compensation and acquisition-related amortization of intangible assets. A reconciliation of non-GAAP results to GAAP results has been provided in the financial statement table following the text of the press release. For further information, please refer to the section of this press release titled “Use of Non-GAAP Measures.”

Separately, the company today announced that OPNET has signed a definitive agreement to be acquired by Riverbed Technology. Additional information about this transaction is available at the following link: http://www.riverbed.com/us/company/news/press_releases/2012/press_102912.php. As a result of this agreement OPNET will not conduct the investor conference call previously scheduled for Wednesday, November 7, 2012 at 5:00 p.m. Eastern Time to review financial results for the second quarter of fiscal 2013.

Use of Non-GAAP Measures

OPNET uses a variety of financial measures that are not in accordance with generally accepted accounting principles, or GAAP, as supplemental measures to GAAP to evaluate its operational performance. These financial measures, which include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP diluted net income per common share, exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. A reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure is also included below. Non-GAAP gross margin is non-GAAP gross profit expressed as a percentage of GAAP total revenue. Non-GAAP operating margin is non-GAAP operating income expressed as a percentage of GAAP total revenue.

Management uses non-GAAP financial measures (a) to evaluate OPNET’s historical and prospective financial performance as well as its performance relative to its competitors, and (b) to measure operational profitability and the accuracy of forecasting. In addition, many financial analysts who follow OPNET focus on and publish both historical results and future projections based on non-GAAP financial measures. OPNET believes that it is in the best interest of its investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Moreover, investors have historically requested these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of OPNET’s competitors and may not be directly comparable to similarly titled measures of OPNET’s competitors due to potential differences in the exact method of calculation. OPNET compensates for these limitations by using these non-GAAP financial measures only as supplements to GAAP financial measures and by providing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

The adjustments we use to derive these non-GAAP financial measures, and the basis for such adjustments, are outlined below:

Amortization of intangibles and its related tax impact. OPNET incurs amortization of intangibles related to various acquisitions it has made in recent years. This amortization is included in the following line items of its GAAP presentation:

•	cost of revenue — amortization of acquired technology and customer relationships

•	operating expenses — research and development

Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP diluted net income per common share when it evaluates the continuing operational performance of OPNET because these costs are fixed at the time of an acquisition, are then amortized over a period of three to five years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, management does not consider these expenses for purposes of evaluating the performance of OPNET during the applicable time period after a given acquisition, and it excludes such expenses when evaluating OPNET’s financial performance.

Stock-based compensation expense and its related tax impact. OPNET incurs expense related to stock-based compensation, which is included in the following line items of its GAAP presentation:

•	cost of revenue — product updates, technical support and services

•	cost of revenue — professional services

•	operating expenses — research and development

•	operating expenses — sales and marketing

•	operating expenses — general and administrative

Although stock-based compensation is an expense of OPNET and is viewed as a form of compensation, management excludes these expenses for the purpose of calculating non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP diluted net income per common share when it evaluates the continuing operational performance of OPNET. Specifically, OPNET excludes stock-based compensation during its quarterly and annual assessments of OPNET’s and management’s performance. In evaluating the performance of senior management, stock-based compensation is excluded from expenditure and profitability results.

Diluted weighted average common shares outstanding. Non-GAAP diluted net income per common share reflects the elimination of amortization of intangibles, stock-based compensation expense and the related tax impacts, all as discussed above. In addition, in cases in which the non-GAAP net income changes from negative to positive when compared to the GAAP net income, or vice versa, the non-GAAP per-share calculation also gives effect to an adjustment to the number of diluted weighted average common shares outstanding reflecting the application of the treasury method and the fact that shares previously considered anti-dilutive would now be considered dilutive, or vice versa.

Additional Information and Where to Find It

The exchange offer for the outstanding common stock of OPNET Technologies, Inc. (“OPNET”) referred to in this press release has not yet commenced. This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of OPNET. OPNET stockholders are urged to read the relevant exchange offer documents when they become available because they will contain important information that stockholders should consider before making any decision regarding tendering their shares. At the time the offer is commenced, Riverbed Technology, Inc. (“Riverbed”) will file exchange offer materials with the U.S. Securities and Exchange Commission and OPNET will file a Solicitation/Recommendation Statement with respect to the offer. The exchange offer materials (including a Prospectus and certain other offer documents) and the Solicitation/Recommendation Statement will contain important information, which should be read carefully before any decision is made with respect to the exchange offer. The Prospectus and certain other offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all shareholders of OPNET at no expense to them. The exchange offer materials and the Solicitation/Recommendation Statement will be made available for free at the Securities and Exchange Commission’s web site at www.sec.gov. Free copies of the Offer to Purchase, the related Letter of Transmittal and certain other offering documents will be made available by Riverbed by mail to Riverbed Technologies, Inc., 199 Fremont Street, San Francisco, CA 94105, attention: Investor Relations, and free copies of the Solicitation/Recommendation Statement will be made available by OPNET by mail to OPNET Technologies, Inc., 7255 Woodmont Avenue, Bethesda, Maryland 20814-7900, attention: Investor Relations.

Interests of Certain Persons in the Offer and the Merger

Riverbed will be, and certain other persons may be, soliciting OPNET stockholders to tender their shares in the exchange offer. The directors and executive officers of Riverbed and the directors and executive officers of OPNET may be deemed to be participants in Riverbed’s solicitation of OPNET’s stockholders to tender their shares in the exchange offer.

Investors and shareholders may obtain more detailed information regarding the names, affiliations and interests of the directors and officers of Riverbed and OPNET in the exchange offer by reading the Prospectus and certain other offer documents, as well as the Solicitation/Recommendation Statement, when they become available.

About OPNET Technologies, Inc.

Founded in 1986, OPNET Technologies, Inc. (NASDAQ: OPNT) is the leading provider of solutions for application and network performance management. For more information about OPNET and its products, visit www.opnet.com.

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OPNET and OPNET Technologies, Inc. are trademarks of OPNET Technologies, Inc. All other trademarks are the property of their respective owners.

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. OPNET Technologies, Inc. (“OPNET”) assumes no obligation to update such statements. Forward-looking statements are predictions based upon information available to OPNET as of the date of this press release and involve risks and uncertainties; therefore, actual events or results may differ materially. Factors that may cause OPNET’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements include, among others, those factors listed under the caption “Risk Factors” in OPNET’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012, as filed with the Securities and Exchange Commission on June 8, 2012, as updated from time to time in subsequent SEC filings. The risk factors set forth in the Company’s Form 10-K under the caption “Risk Factors,” as updated from time to time in subsequent SEC filings, are specifically incorporated by reference into this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Note to editors: The word OPNET is spelled with all upper-case letters.

OPNET Media Contact:	OPNET Investor Relations:
Sue Cole	Mel Wesley
OPNET Technologies, Inc.	OPNET Technologies, Inc.
(919) 461-2445	(240) 497-3000
Media@opnet.com	ir@opnet.com
www.opnet.com	www.opnet.com

OPNET TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2012	2011	2012	2011

Revenue:
Product	$21,996	$20,599	$42,115	$40,028
Product updates, technical support, and services	17,953	15,413	35,004	30,105
Professional services	7,111	5,909	13,972	12,035

Total revenue	47,060	41,921	91,091	82,168

Cost of revenue:
Product	3,794	3,928	6,734	6,399
Product updates, technical support, and services	1,667	1,380	3,311	2,827
Professional services	4,786	3,751	9,360	7,617
Amortization of acquired technology and customer relationships	800	537	1,418	1,076

Total cost of revenue	11,047	9,596	20,823	17,919

Gross profit	36,013	32,325	70,268	64,249

Operating expenses:
Research and development	10,986	9,088	21,346	18,330
Sales and marketing	15,236	13,471	29,458	26,070
General and administrative	3,695	2,504	7,179	6,293

Total operating expenses	29,917	25,063	57,983	50,693

Income from operations	6,096	7,262	12,285	13,556
Interest and other expense, net	34	—	44	(59)

Income before provision for income taxes	6,130	7,262	12,329	13,497
Provision for income taxes	2,275	2,476	4,681	4,522

Net income	$3,855	$4,786	$7,648	$8,975

Basic net income per common share	$0.17	$0.21	$0.33	$0.40

Diluted net income per common share	$0.17	$0.21	$0.33	$0.39

Basic weighted average common shares outstanding	22,642	22,240	22,528	22,149

Diluted weighted average common shares outstanding	22,924	22,687	22,843	22,646

OPNET TECHNOLOGIES, INC.

RECONCILIATION OF NON-GAAP RESULTS TO GAAP RESULTS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Three Months Ended June 30,
	2012	2011	2012

GAAP gross profit	$36,013	$32,325	$34,255
Stock-based compensation expense included in cost of revenue	50	27	43
Amortization of intangibles included in cost of revenue	800	537	618

Non-GAAP gross profit	$36,863	$32,889	$34,916

GAAP income from operations	$6,096	$7,262	$6,189
Stock-based compensation expense — total (included in cost of revenue and in operating expenses)	1,381	606	987
Amortization of intangibles — total (included in cost of revenue and in research and development expenses)	825	562	643

Non-GAAP income from operations	$8,302	$8,430	$7,819

GAAP net income	$3,855	$4,786	$3,794
Stock-based compensation expense — total	1,381	606	987
Amortization of intangibles — total	825	562	643
Provision for income tax (1)	(861)	(456)	(635)

Non-GAAP net income	$5,200	$5,498	$4,789

Diluted net income per common share:
GAAP	$0.17	$0.21	$0.16

Non-GAAP	$0.22	$0.24	$0.21

Diluted weighted average common shares outstanding
GAAP	22,924	22,687	22,781

Non-GAAP	22,924	22,687	22,781

(1)	Reflects the tax effect of non-GAAP adjustments above at the statutory rate of 39% based on projected taxable income.

OPNET TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(unaudited)

	September 30, 2012	March 31, 2012
ASSETS

Current assets:
Cash and cash equivalents	$54,736	$72,357
Marketable securities	39,862	38,975
Accounts receivable, net	41,073	40,787
Unbilled accounts receivable	2,710	1,864
Inventory	1,286	1,704
Deferred income taxes, prepaid expenses and other current assets	13,571	5,084

Total current assets	153,238	160,771

Property and equipment, net	16,227	13,936
Intangible assets, net	7,001	2,970
Goodwill	22,416	15,406
Deferred income taxes and other assets	5,930	5,182

Total assets	$204,812	$198,265

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,533	$1,175
Accrued liabilities	16,986	17,717
Other income taxes	1,163	754
Deferred rent	225	222
Deferred revenue	46,301	47,909

Total current liabilities	66,208	67,777

Accrued liabilities	44	9
Deferred rent	3,655	2,745
Deferred revenue	6,799	6,950
Other income taxes	811	790

Total liabilities	77,517	78,271

Stockholders’ equity:
Common stock	31	30
Additional paid-in capital	136,393	129,439
Retained earnings	14,478	13,748
Accumulated other comprehensive loss	(1,245)	(995)
Treasury stock, at cost	(22,362)	(22,228)

Total stockholders’ equity	127,295	119,994

Total liabilities and stockholders’ equity	$204,812	$198,265